EXHIBIT 99.1
CLAYTON WILLIAMS ENERGY, INC.

FINANCIAL GUIDANCE DISCLOSURES FOR 2011

Overview

Clayton Williams Energy, Inc. and its subsidiaries have prepared this document to provide public disclosure of certain financial and operating estimates in order to permit the preparation of models to forecast our operating results for each quarter during the year ending December 31, 2011.  These estimates are based on information available to us as of the date of this filing, and actual results may vary materially from these estimates.  We do not undertake any obligation to update these estimates as conditions change or as additional information becomes available.

The estimates provided in this document are based on assumptions that we believe are reasonable.  Until our actual results of operations for these periods have been compiled and released, all of the estimates and assumptions set forth herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should, could or may occur in the future, including such matters as production of oil and gas, product prices, oil and gas reserves, drilling and completion results, capital expenditures, operating costs and other such matters, are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the results, performance, or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following:  the volatility of oil and gas prices; the unpredictable nature of our exploratory drilling results; the reliance upon estimates of proved reserves; operating hazards and uninsured risks; competition; government regulation; and other factors referenced in filings made by us with the Securities and Exchange Commission.

As a matter of policy, we generally do not attempt to provide guidance on:

(a)	production which may be obtained through future exploratory drilling;
(b)	dry hole and abandonment costs that may result from future exploratory drilling;
(c)
the effects of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” superseded by topic 815-10 of the Financial Accounting Standards Board Accounting Standards Codification;

(d)	gains or losses from sales of property and equipment unless the sale has been consummated prior to the filing of financial guidance;
(e)	capital expenditures related to completion activities on exploratory wells or acquisitions of proved properties until the expenditures are estimable and likely to occur; and
(f)	revenues and expenses related to Desta Drilling, L.P., a wholly-owned subsidiary of the Company which provides contract drilling services for the Company.

Summary of Estimates

The following table sets forth actual and certain estimates being used by us to model our anticipated results of operations for each quarter during the fiscal year ending December 31, 2011.  When a single value is provided, such value represents the mid-point of the approximate range of estimates.  Otherwise, each range of values provided represents the expected low and high estimates for such financial or operating factor.  See “Supplementary Information.”

	Year Ending December 31, 2011
	Actual	Actual	Estimated	Estimated
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except per unit data)
Average Daily Production:
Oil (Bbls)	9,989	9,736	9,425 to 9,625	10,250 to 10,450
Gas (Mcf)	23,478	24,846	20,500 to 24,500	19,500 to 23,500
Natural gas liquids (Bbls)	922	802	750 to 850	750 to 850
Total oil equivalents (BOE)	14,824	14,679	13,592 to 14,558	14,250 to 15,217

Differentials:
Oil (Bbls)	$(5.17)	$(2.49)	$(3.50) to $(4.50)	$(3.50) to $(4.50)
Gas (Mcf)	$1.04	$1.18	$0.15 to $0.45	$0.15 to $0.45
Natural gas liquids (Bbls)	$(45.76)	$(45.40)	$(42.00) to $(48.00)	$(42.00) to $(48.00)

Costs Variable by Production ($/BOE):
Production expenses (excluding
production taxes) (a)	$14.67	$15.61	$14.75 to $15.75	$14.75 to $15.75
DD&A – Oil and gas properties	$17.46	$18.31	$17.50 to $18.50	$17.50 to $18.50

Other Revenues (Expenses):
Natural gas services:
Revenues	$409	$365	$450 to $550	$450 to $550
Operating costs	$(263)	$(285)	$(300) to $(500)	$(300) to $(500)
Exploration costs:
Abandonments and impairments	$(877)	$(174)	$(250) to $(750)	$(250) to $(750)
Seismic and other	$(1,278)	$(2,167)	$(500) to $(2,500)	$(500) to $(2,500)
DD&A – Other (b)	$(193)	$(153)	$(250) to $(350)	$(250) to $(350)
General and administrative (b) (c)	$(5,025)	$(5,405)	$(5,100) to $(5,300)	$(5,900) to $(6,100)
Interest expense	$(6,412)	$(9,175)	$(9,200) to $(9,400)	$(8,800) to $(9,000)
Other income (expense)	$1,087	$1,900	$(450) to $(550)	$(450) to $(550)
Gain (loss) on sales of assets, net	$13,376	$842	-	-

Effective Federal and State Income
Tax Rate:
Current	0%	0%	0%	0%
Deferred	36%	36%	36%	36%

Weighted Average Shares Outstanding
(In thousands):
Basic	12,156	12,162	12,162	12,162
Diluted	12,156	12,163	12,163	12,163

(a) Our current guidance for production expenses excludes production taxes. Historically, production taxes have ranged from 5% to 6 % of oil and gas sales.
(b) Excludes amounts derived from Desta Drilling, L.P.
(c) Excludes non-cash employee compensation.

Oil and Gas Production

We have revised downward our expected oil and gas production for the remainder of 2011 in connection with the shift in capital spending to the Reeves County Wolfbone play.  Since our last guidance in May 2011, we have reduced the planned rig count in Andrews County from 3 rigs to 1 and have dropped both rigs previously allocated to the Austin Chalk in order to allocate resources to our Wolfbone play.  In addition, estimated production from the Andrews Wolfberry play was revised downward due to continuing frac delays and revisions in production based on well performance.

Capital Expenditures

The following table sets forth, by area, our actual expenditures for exploration and development activities for the first six months of 2011 and our planned expenditures for the year ending December 31, 2011.

	Actual	Planned
	Expenditures	Expenditures	2011
	Six Months Ended	Year Ended	Percentage
	June 30, 2011	December 31, 2011	of Total
	(In thousands)
Permian Basin Area:
West Texas - Reeves	$44,300	$188,400	49%
West Texas - Andrews	77,300	112,300	29%
West Texas - Other	13,700	17,700	5%
Giddings Area:
Austin Chalk/Eagle Ford Shale	25,900	41,400	11%
Deep Bossier	200	13,800	3%
South Louisiana	3,400	6,800	2%
Other	3,700	4,600	1%
	$168,500	$385,000	100%

We currently plan to spend approximately $385 million on exploration and development activities in fiscal 2011, as compared to $439.4 million reported in our Form 10-Q for the second quarter of 2011.  Substantially all of these cost reductions relate to our planned activities in the Reeves County Wolfbone play and are based on several factors, including a reduction in the total number of wells that we expect to be able to drill in the area during the remainder of the year and an increase in the estimated number of those wells in which we will own a 75% net working interest versus 100%.  These reductions were partially offset by an increase in the estimated cost to drill and complete each of the Wolfbone wells from $3.8 million to $4.2 million as a result of changes in the planned frac design.

We are also purchasing two drilling rigs for our Desta Drilling fleet at a cost of approximately $15.3 million, of which approximately $8 million was spent during the second quarter of 2011.  In addition, we plan to spend approximately $15 million during the remainder of 2011 to begin constructing a gas gathering and treating system to facilitate the transportation and marketing of our Wolfbone oil and gas production in Reeves County.

Our actual expenditures during fiscal 2011 may be substantially higher or lower than these estimates since our plans for exploration and development activities may change during the year.  Other factors, such as prevailing product prices and the availability of capital resources, could also increase or decrease the ultimate level of expenditures during fiscal 2011.  Based on these current estimates, approximately 94% of our planned expenditures for exploration and development activities for fiscal 2011 will relate to developmental prospects, as compared to approximately 95% in fiscal 2010.

Supplementary Information

Oil and Gas Production
The following table summarizes, by area, our actual and estimated daily net production for each quarter during the year ending December 31, 2011.  These estimates represent the approximate mid-point of the estimated production range.

	Daily Net Production for 2011
	Actual	Actual	Estimated	Estimated
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Oil (Bbls):
Permian Basin Area:
West Texas - Andrews	2,607	2,585	2,744	3,014
West Texas - Reeves	-	11	141	1,087
West Texas - Other	3,570	3,095	3,217	3,010
Austin Chalk/Eagle Ford Shale	3,329	3,335	2,978	3,011
South Louisiana	414	493	380	163
Other	69	217	65	65
Total	9,989	9,736	9,525	10,350

Gas (Mcf):
Permian Basin Area:
West Texas - Andrews	1,588	1,719	2,011	2,207
West Texas - Reeves	7	25	-	-
West Texas - Other	12,333	10,457	10,272	9,690
Giddings Area:
Austin Chalk/Eagle Ford Shale	1,940	2,177	2,195	2,190
Cotton Valley Reef Complex	2,953	2,931	2,435	2,315
South Louisiana	3,149	6,134	4,576	4,087
Other	1,508	1,403	1,011	1,011
Total	23,478	24,846	22,500	21,500

Natural Gas Liquids (Bbls):
Permian Basin Area:
West Texas - Andrews	364	368	344	355
West Texas - Other	255	151	195	184
Austin Chalk/Eagle Ford Shale	226	183	196	196
Other	77	100	65	65
Total	922	802	800	800

Accounting for Derivatives
The following summarizes information concerning our net positions in open commodity derivatives applicable to periods subsequent to June 30, 2011.  The settlement prices of commodity derivatives are based on NYMEX futures prices.

Swaps:
	Oil		Gas
	Bbls	Price	MMBtu (a)	Price
Production Period:
3rd Quarter 2011	547,000	$83.78	1,560,000	$7.07
4th Quarter 2011	729,000	$87.56	1,500,000	$7.07
2012	2,649,000	$95.75	-	$-
2013	1,189,000	$99.92	-	$-
	5,114,000		3,060,000

(a) One MMBtu equals one Mcf at a Btu factor of 1,000.

We did not designate any of the derivatives shown in the preceding table as cash flow hedges; therefore, all changes in the fair value of these contracts prior to maturity, plus any realized gains or losses at maturity, will be recorded as other income (expense) in our statement of operations.